Exhibit 99.1

October 20, 2014

To Our Members:

We continue to grow our retained earnings to help protect the value and liquidity of your stock investment in the Federal Home Loan Bank of Chicago (FHLBC) and to permit us to serve as a solid source of liquidity and term financing in all economic scenarios. We reached $2.3 billion in retained earnings as of September 30, 2014.

We are using this growing financial strength to add value to your membership in other ways, such as the Reduced Capitalization Advance Program (RCAP). Members have the opportunity to take new advances with an activity stock requirement of 2% for the life of the advance rather than the 5% requirement under the general provisions of the Capital Plan. The current RCAP is available until November 17, 2014. We have made $5 billion in RCAP advances available, and they are being processed on a first-come, first-served basis until the planned amount is exhausted. Many of our members took advantage of the 2013 RCAP, and this year’s member participation already exceeds last year’s; as of September 30, 2014, 24% of our borrowing members have participated in either the 2013 or 2014 RCAP. We are pleased that so many of you find this program to be valuable for your business.

FHFA Proposed Membership Rule Represents Fundamental Change
Recently we contacted you to ask that you voice your opinion to the Federal Housing Finance Agency (FHFA) about the proposed regulatory change to FHLBank membership rules. The Council of FHLBanks, on behalf of all 12 Home Loan Banks, submitted a comment letter requesting that the FHFA immediately withdraw its notice of proposed rulemaking. We also submitted a comment letter to the FHFA in response to the proposed membership rule, and other FHLBanks are submitting letters as well.

Congress has always determined the standards under which a financial institution can become a member of an FHLBank. This rule proposes to add requirements for a financial institution to remain a member. This introduces uncertainty as to how you can rely on your FHLBank to be there when you need us because you can’t be certain that you can remain a member. At a minimum, it imposes another set of standards that could require you to modify your business and your balance sheet in order to comply with this regulation.

The FHFA has indicated that it is very interested in comments that provide specifics around issues with the proposed rule. We believe that the voices of our members are essential to maintaining the critical role we play as a rock solid, reliable source of liquidity and term financing for our members. We urge you to comment on this rule and will contact you on how you can submit comments to the FHFA; or, if you would like assistance now, please contact your sales director.

Supporting Our Members by Supporting Your Communities
The Community First™ Fund, a $50 million revolving loan fund that provides direct support to community development financial institutions, community development loan funds, and state housing finance agencies serving Illinois and Wisconsin, launched in June by naming the Wisconsin Women’s Business Initiative Corporation the first fund partner. We are happy to announce that in October, IFF, a community development financial institution and member of the FHLBC, was selected as the fund’s second partner and will receive a $10 million, 10-year loan. IFF serves our entire district by strengthening nonprofit organizations and the communities they serve through community development lending and consulting services. IFF will use its funding to provide lending capital for affordable housing, supportive housing, and community facilities that may not qualify for traditional loans from financial institutions. We look forward to our Community First Fund partnership with IFF and will keep you posted on the progress of the fund as additional partners are named.

Third Quarter 2014 Financial Highlights
We expect to report net income of $110 million for the third quarter of 2014 when we file our Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com, or through the SEC’s reporting website.

The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition.

•	We recorded net income of $110 million for the third quarter of 2014, up from $75 million in the third quarter of 2013.

•
We recognized a decline in interest expense of $59 million during the third quarter of 2014 compared to the third quarter of 2013, due in large part to our fourth quarter 2013 repurchase and extinguishment of certain higher-cost debt. This contributed to our net interest income increasing by $21 million during the third quarter of 2014 compared to the same period in 2013.

•
Cash and due from banks increased from approximately $1.0 billion at December 31, 2013, to $8.4 billion at September 30, 2014, as we took advantage of the very low interest rates in the market by issuing debt in the form of four week discount notes. The majority of our liquidity was kept as cash at the Federal Reserve, as rates on interbank Federal Funds or securities purchased under agreements to resell were essentially zero at September 30, 2014.

•
Total assets increased $3.2 billion during the first three quarters of 2014, to $72 billion at September 30, 2014, as we experienced growth in advances and our liquidity portfolios, partially offset by continued declines in our investments and MPF loans as they continued to pay down.

•	We remained in compliance with all of our regulatory capital requirements.

As we work to preserve your right to membership under the FHFA’s proposed membership rule, the Bank’s goals remain the same: To build the member-focused Bank and to build the Mortgage Partnership Finance® (MPF®) Program platform to support our members in Illinois and Wisconsin.

Please plan to join us at our member meetings, which are shifting from the fall calendar to the spring. Look for a save-the-date next month. And, as always, we appreciate supporting you through your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to implement the Reduced Capitalization Advance Program, the impacts to us from the FHFA’s proposed membership rule, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. “Community First” is a trademark of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2014	December 31, 2013	Change
Cash and due from banks	$8,413	$971	766%
Federal Funds sold, securities purchased under agreement to resell, and deposits	2,343	5,050	(54)%
Investment securities	27,886	31,352	(11)%
Advances	26,766	23,489	14%
MPF Loans held in portfolio, net	6,422	7,695	(17)%
Other	201	240	(16)%
Total assets	$72,031	$68,797	5%

Consolidated obligation discount notes	$30,507	$31,089	(2)%
Consolidated obligation bonds	35,239	31,987	10%
Subordinated notes	944	944	—%
Other	997	1,012	(1)%
Total liabilities	67,687	65,032	4%

Capital stock	1,801	1,670	8%
Retained earnings	2,304	2,028	14%
Accumulated other comprehensive income	239	67	257%
Total capital	4,344	3,765	15%
Total liabilities and capital	$72,031	$68,797	5%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the year to date ended September 30,
	2014	2013	Change	2014	2013	Change
Interest income	$333	$373	(11)%	$1,033	$1,156	(11)%
Interest expense	(195)	(254)	(23)%	(649)	(826)	(21)%
Reversal of allowance for credit losses	2	—	—%	8	2	300%
Net interest income	140	119	18%	392	332	18%
Non-interest gain (loss)	11	(10)	210%	14	26	(46)%
Other community investment	—	—	—%	—	50	(100)%
Other non-interest expense	(28)	(26)	8%	(89)	(76)	17%
Assessments	(13)	(8)	63%	(32)	(28)	14%
Net income	$110	$75	47%	$285	$304	(6)%

Net yield on interest-earning assets	0.79%	0.81%	(0.02)%	0.73%	0.69%	0.04%

4